  Exhibit 99.1
External Investor Relations Contact: Kirin Smith PCG Advisory Group (646) 863-6519 ksmith@pcgadvisory.com	Company Investor Relations/ Media Contact: Todd Waltz (408) 213-0940 investors@aemetis.com

Aemetis, Inc. Reports First Quarter 2018 Financial Results
Quarterly Revenue Increased 36%

CUPERTINO, Calif. – May 10, 2018 - Aemetis, Inc. (NASDAQ: AMTX), an advanced renewable fuels and biochemicals company, today announced its financial results for the three months ended March 31, 2018.

Revenue for the first quarter of 2018 increased in both operating segments of the Aemetis business. North America generated $37.2 million of revenues during the quarter, compared to $30.0 million during the first quarter of 2017, a 24% increase in quarterly revenues compared to the prior year. India generated $5.8 million of revenue, compared to $1.6 million during the first quarter of 2017, a 262% increase in quarterly revenues as production scales up to meet domestic demand for distilled biodiesel and refined glycerin.

“We were pleased to see positive revenue growth in both segments of our business in the first quarter of 2018,” said Eric McAfee, Chairman and CEO of Aemetis, Inc. “We’re optimistic that our North America and India businesses are poised to show continued growth for the remainder of this year,” McAfee added.

Aemetis’ first quarter of 2018 included significant announcements regarding the completion of the feedstock pre-treatment unit constructed at the company’s India biodiesel plant and the ramp up in production at the India glycerin unit to a run rate above its 18,000 tonnes per year nameplate capacity. The company also announced the completion of several significant milestones related to the funding and construction of its ultra-low carbon California cellulosic ethanol biorefinery, which is expected to add approximately $80 million of high margin revenues. Utilizing thousands of tons of waste wood from California’s Central Valley, the Aemetis advanced biorefinery will produce the state’s lowest carbon fuel, reducing greenhouse gas emissions in the process.

Key milestones during Q1 2018 included:

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The company’s ultra-low carbon California cellulosic ethanol biorefinery completed key environmental review and permitting milestones, as well as preliminary engineering design. Environmental approvals often delay projects for years, however the company expects to be able to break ground on the construction of the plant this year, based on approvals that have already been obtained.

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Key items were completed toward the requirements for a Commitment Letter for interest rate, federally guaranteed USDA loan for the construction of the 12 million gallon per year ultra-low carbon California cellulosic ethanol biorefinery.

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The company’s Richland, Washington, demonstration plant integrating advanced arc furnace and gas fermentation technologies to convert waste biomass into low carbon, renewable cellulosic ethanol completed four months of continuous operations, including scheduled maintenance cycles, setting records for high production rates and uptime. The company plans to use the data collected from the operation of this demonstration plant to support the production of more than 77 gallons of cellulosic ethanol per ton of feedstock, with demonstrated production of more than 96 gallons of cellulosic ethanol per feedstock ton under ideal conditions, at the company’s ultra-low carbon California cellulosic ethanol biorefinery.

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During Q1 2018, procurement of equipment commenced for the company’s ultra-low carbon California cellulosic ethanol biorefinery. We have invested about $8 million in the demonstration unit, plant permitting and engineering work on this cellulosic ethanol biorefinery. The initial procurement of long lead-time equipment prior to the closing of our planned $158 million financing later this year will accelerate the construction of the facility.

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In March 2018, the advanced feedstock pre-treatment unit at the India biodiesel plant was completed and in April, initial feedstock testing was successful for the production of high margin biodiesel for the India market using imported stearine feedstock with high Free Fatty Acid (FFA) content. The increased price of crude oil to more than $70 per barrel has created attractive margins in the biodiesel business in India, but requires the pre-processing of imported or local stearine to remove high FFA content.

Today, Aemetis will host an earnings review call at 11:00 am Pacific (PT). For details on the call, visit: http://www.aemetis.com/investors/conference-call/.

Financial Results for the Three Months Ended March 31, 2018

Revenues increased 36% to $43.0 million for the first quarter of 2018, compared to $31.6 million for the first quarter of 2017. North America generated a revenue increase of 24% due principally to strengthening in our feed business and increasing demand for ethanol, rising from 13.5 million gallons to 16.1 million gallons, while India generated a revenue increase of 262% from stronger domestic demand with sales rising to 5.3 thousand metric tons.

Gross profit for the first quarter of 2018 improved by $2.5 million to $1.9 million, compared to gross loss of $0.6 million during the first quarter of 2017.

Selling, general and administrative expenses were $3.8 million during the first quarter of 2018, compared to $3.3 million in the first quarter of 2017.

Operating loss was $2.0 million for the first quarter of 2018, compared to operating loss of $4.0 million for the same period in 2017.

Interest expense was $9 million during the first quarter of 2018 compared to $4.5 million during the first quarter of 2017. Included in interest expense was a one-time loan fee charge of $3.6 million.

Net loss was $11.1 million for the first quarter of 2018, compared to net loss of $8.5 million for the first quarter of 2017. Aemetis improved Adjusted EBITDA by $2.4 million, generating 138 thousand during the first quarter of 2018 compared to an EBITDA deficit of $2.4 million during the first quarter of 2017.

Cash at the end of the first quarter of 2018 was $393 thousand compared to $428 thousand at the close of the fourth quarter of 2017.

About Aemetis

Headquartered in Cupertino, California, Aemetis is an advanced renewable fuels and biochemicals company focused on the acquisition, development and commercialization of innovative technologies that replace traditional petroleum-based products by the conversion of ethanol and biodiesel plants into advanced biorefineries. Founded in 2006, Aemetis owns and operates a 60 million gallons per year ethanol production facility in California’s Central Valley, near Modesto. Aemetis also owns and operates a 50 million gallons per year renewable chemical and advanced fuel production facility on the East Coast of India producing high quality distilled biodiesel and refined glycerin for customers in India, the US and Europe. Aemetis operates a research and development laboratory, and holds a portfolio of patents and related technology licenses for the production of renewable fuels and biochemicals. For additional information about Aemetis, please visit www.aemetis.com.

NON-GAAP FINANCIAL INFORMATION

We have provided non-GAAP measures as a supplement to financial results based on GAAP. A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures is included in the accompanying supplemental data. Adjusted EBITDA is defined as net income/(loss) attributable to Aemetis, Inc. plus (to the extent deducted in calculating such net income) interest expense, loss on extinguishment, income tax expense, intangible and other amortization expense, depreciation expense and share-based compensation expense.

Adjusted EBITDA is not calculated in accordance with GAAP and should not be considered as an alternative to net income/(loss), operating income or any other performance measures derived in accordance with GAAP or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. Adjusted EBITDA is presented solely as a supplemental disclosure because management believes that it is a useful performance measure that is widely used within the industry in which we operate. In addition, management uses Adjusted EBITDA for reviewing financial results and for budgeting and planning purposes. EBITDA measures are not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison.

Safe Harbor Statement

This news release contains forward-looking statements, including statements regarding our assumptions, projections, expectations, targets, intentions or beliefs about future events or other statements that are not historical facts. Forward-looking statements in this news release include, without limitation, expectations for growth in India, the impact that the recent regulatory changes in India will have on our business expectations for uses of EB-5 funding and expectations for receipt of additional EB-5 funding. Words or phrases such as “anticipates,” “may,” “will,” “should,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “showing signs,” “targets,” “will likely result,” “will continue” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on current assumptions and predictions and are subject to numerous risks and uncertainties. Actual results or events could differ materially from those set forth or implied by such forward-looking statements and related assumptions due to certain factors, including, without limitation, competition in the ethanol, biodiesel and other industries in which we operate, commodity market risks including those that may result from current weather conditions, financial market risks, customer adoption, counter-party risks, risks associated with changes to federal policy or regulation, and other risks detailed in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2017, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018 and in our subsequent filings with the SEC. We are not obligated, and do not intend, to update any of these forward-looking statements at any time unless an update is required by applicable securities laws.

(Tables follow)

AEMETIS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(unaudited, in thousands except per share data)
	Three months ended
	March 31, 2018	March 31, 2017

Revenues	$43,018	$31,574
Cost of goods sold	41,152	32,161
Gross profit/(loss)	1,866	(587)

Research and development expenses	62	86
Selling, general and administrative expenses	3,807	3,295

Operating loss	(2,003)	(3,968)

Other expense/(income)
Interest rate expense	4,271	2,842
Amortization expense	4,757	1,683
Other expense	68	28

Loss before income taxes	(11,099)	(8,521)

Income tax expense	6	6

Net loss	$(11,105)	$(8,527)

Less: Net loss attributable to non-controlling interest	(737)	-
Net loss attributable to Aemetis, Inc.	$(10,368)	$(8,527)

Net income/(loss) per common share
Basic	$(0.51)	$(0.43)
Diluted	$(0.51)	$(0.43)

Weighted average shares outstanding
Basic	20,184	19,776
Diluted	20,184	19,776

AEMETIS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(unaudited, in thousands)
	March 31, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$393	$428
Accounts receivable	1,969	2,219
Inventories	6,403	5,737
Prepaid Other current assets	2,557	3,078
Total current assets	11,322	11,462

Property, plant and equipment, net	78,506	78,837
Other assets	4,288	4,032
Total assets	$94,036	$94,331

Liabilities and stockholders' deficit
Current liabilities:
Accounts payable	$11,733	$10,457
Current portion of long term debt	20,247	2,039
Short term borrowings	14,909	13,586
Mandatorily redeemable Series B stock	2,971	2,946
Accrued property taxes and other liabilities	7,907	6,988
Total current liabilities	57,767	36,016

Total long term liabilities	127,034	138,176

Total stockholders' deficit:

Series B convertible preferred stock	1	1
Common stock	20	20
Additional paid-in capital	85,030	84,679
Accumulated deficit	(170,556)	(160,188)
Accumulated other comprehensive loss	(3,054)	(2,904)
Non-controlling interest	(2,206)	(1,469)
Total stockholders' deficit	(90,765)	(79,861)
Total liabilities and stockholders' deficit	$94,036	$94,331

RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME/(LOSS)
(unaudited, in thousands)
	Three months ended
	March 31,
	2018	2017

Net loss attributable to Aemetis, Inc.	$(10,368)	$(8,527)
Adjustments:
Interest expense	9,028	4,525
Depreciation expense	1,150	1,146
Share-based compensation	287	409
Intangibles and other amortization expense	35	33
Income tax expense	6	6
Total adjustments	10,506	6,119
Adjusted EBITDA	$138	$(2,408)

PRODUCTION AND PRICE PERFORMANCE
(unaudited)
	Three months ended March 31,
	2018	2017
Ethanol
Gallons sold (in millions)	16.1	13.5
Average sales price/gallon	$1.76	$1.75

WDG
Tons sold (in thousands)	102.6	88.4
Average sales price/ton	$76	$63

Delivered Cost of Corn
Bushels ground (in millions)	5.6	4.7
Average delivered cost / bushel	$4.94	$4.93

Biodiesel
Metric tons sold (in thousands)	5.3	0.9
Average Sales Price/Metric ton	$851	$981

Refined glycerin
Metric tons sold (in thousands)	1.2	1.2
Average Sales Price/Metric ton	$1,120	$680